Exhibit 99.1

NEXAIRA WIRELESS INC.
(the “Corporation”)

AUDIT COMMITTEE CHARTER
(adopted as of January 25, 2011)

I.	Role of the Audit Committee

The Audit Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of the Corporation. The role of the Committee is to assist the Board in its oversight of (i) the quality and integrity of the Corporation’s financial statements and its financial reporting process; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Corporation’s independent accountants; and (iv) the performance of the Corporation’s internal auditing department and its independent accountants. The Committee primarily fulfills these responsibilities by carrying out the activities enumerated in Section VII of this Charter.

In discharging its responsibilities, the Committee is not itself responsible for the planning and conduct of audits or for any determination that the Corporation’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Because the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the internal auditing department and the Corporation’s independent accountants and the integrity and accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities.

II.	Composition and Appointment

The Committee shall be composed of at least three directors. Each member of the Committee shall, in the judgment of the Board, meet any applicable independence requirements established by the rules and regulations of the U.S. and Canadian regulatory authorities and any the listing standards of any applicable national securities exchange or national securities association (the “Exchange Rules”) as in effect from time to time. One or more members of the Committee shall be, in the judgment of the Board, an “audit committee financial expert,” as such term is defined in the 1934 Act. All members of the Committee shall have sufficient financial experience and knowledge to enable them to discharge their responsibilities.

Members of the Committee shall be appointed by the Board and continue to be members until their successors are elected and qualified or until their earlier retirement, resignation or removal. Any member of the Committee may be removed by the Board in its discretion. However, a member of the Committee shall automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or, if applicable, ceasing to be “independent” as required in Section II above of this Charter. Vacancies on the Committee will be filled by the Board.

III.	Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to: (i) retain (at the Corporation’s expense) its own legal counsel, accountants and other consultants that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities; (ii) conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities; and (iii) take whatever actions that it deems appropriate to foster an internal culture that is committed to maintaining quality financial reporting, sound business risk practices and ethical behaviour within the Corporation.

In addition, the Committee shall have the authority to request any officer, director or employee of the Corporation, the Corporation’s outside legal counsel and the independent accountants to meet with the Committee and any of its advisors and to respond to their inquiries. The Committee shall have full access to the books, records and facilities of the Corporation in carrying out its responsibilities.

IV.	Relationship with Independent Accountants

The independent accountants shall report directly to the Committee. The Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent accountants engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attestation services for the Corporation.

The independent accountants shall submit to the Committee annually a formal written statement delineating all relationships between the independent accountants and the Corporation and its subsidiaries (the ''Statement as to Independence''), addressing the non-audit services provided to the Corporation or its subsidiaries and the matters set forth in Independence Standards Board Standard No. 1.

V.	Chair

The Board may appoint one member of the Committee to serve as Chair of the Committee, to convene and chair all regular and special sessions of the Committee, set the agendas for Committee meetings, to determine and communicate to management and the Board the information needs of the Committee, and to report Committee determinations and actions on behalf of the Committee to the Board. If the Board fails to appoint a Chair, the members of the Committee shall elect a Chair by majority vote of the full Committee to serve at the pleasure of the majority of the full Committee. If the Chair of the Committee is not present at any meeting of the Committee, an acting Chair for the meeting shall be chosen by majority vote of the Committee from among the members present. In the case of a deadlock on any matter or vote, the Chair shall refer the matter to the Board. The Committee may appoint a secretary who need not be a director of the Board or Committee.

VI.	Committee Meetings

The time and place of meetings of the Committee and the procedure at such meetings shall be determined from time to time by the members thereof provided that:

1.	A quorum for meetings shall be two members, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak and hear each other.

2.	The Committee shall meet as required.

3.	Notice of the time and place of every meeting shall be given in writing or by facsimile communication to each member of the Committee with reasonable notice prior to the time of such meeting.

While the Committee is expected to communicate regularly with management, the Committee shall exercise a high degree of independence in establishing its meeting agenda and in carrying out its responsibilities. The Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

VII.	Responsibilities

The duties and responsibilities of the Committee are set forth below. The Committee is authorized to carry out these responsibilities, and other responsibilities assigned to it by the Board from time to time, and take any actions reasonably related to the mandate of this Charter.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention that is within the scope of or otherwise relevant to its responsibilities, with all requisite access to all books, records, facilities and personnel of the Company.

In meeting its responsibilities, the Committee is expected to:

1.
Select the independent accountants, considering independence and effectiveness, approve all audit and non-audit services in advance of the provision of such services and the fees and other compensation to be paid to the independent accountants, and oversee the services rendered by the independent accountants (including the resolution of disagreements between management and the independent accountants regarding financial reporting and the preparation of financial statements) for the purpose of preparing or issuing an audit report or related work.

2.
Review the performance of the independent accountants, including the lead partner of the independent accountants, and, in its sole discretion, approve any proposed discharge of the independent accountants when circumstances warrant, and the appointment any new independent accountants.

3.
Periodically review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation to determine the independence of the independent accountants, including a review of service fees for audit and non-audit services.

4.
Inquire of management, the internal auditing department and the independent accountants as to, and evaluate the effectiveness of, the Corporation’s process for assessing significant risks or exposures and the steps management has taken to monitor, control and minimize such risks to the Corporation. Obtain annually, in writing, the letters of the independent accountants as to the adequacy of such controls.

5.
Consider, in consultation with the independent accountants and the internal auditing department, the audit scope and plan of the independent accountants and the internal auditing department to assure, among other things, the completeness of coverage and the effective use of resources.

6.	Consider and review with the independent accountants and the internal auditing department, out of the presence of management:

	(a)	the adequacy of the Corporation’s internal controls and disclosure controls including the adequacy of computerized information systems and security;

	(b)	the truthfulness and accuracy of the Corporation’s financial statements; and

	(c)	any related significant findings and recommendations of the independent accountants and the internal auditing department together with management’s responses thereto.

7.	Following completion of the annual audit, review with management, the independent accountants and the internal auditing department:

	(a)	the Corporation’s annual financial statements and related footnotes;

	(b)	the independent accountants’ audit of the financial statements and the report thereon;

	(c)	any significant changes required in the independent accountants’ audit plan; and

	(d)	other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

8.
Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

9.
Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditing department regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

10.
In consultation with the independent accountants, review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements, including management’s responses thereto.

11.	Consider and review with management and the internal auditing department:

(a) significant findings during the year and management’s responses thereto;

(b) any changes required in the planned scope of their audit plan;

(c) the internal auditing department budget and staffing; and

(d) the internal auditor’s compliance with the appropriate internal auditing standards.

12.
Review each filing made with any securities regulatory body and other published documents containing the Corporation’s financial statements prior to such filing or publication, including any certification, report, opinion or review rendered by the independent accountants, or any press releases announcing earnings (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles) and all financial information and earnings guidance intended to be provided to analysts and the public or to rating agencies, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

13.	Review the regular internal reports to management prepared by the internal auditing department and management’s response thereto.

14.
Prepare and include in the Corporation’s annual proxy statement or other filings with applicable securities regulatory bodies any report from the Committee or other disclosures as required by applicable laws and regulations.

15.
Review with management the adequacy of the insurance and fidelity bond coverages, reported contingent liabilities and management’s assessment of contingency planning. Review management’s plans regarding any changes in accounting practices or policies and the financial impact of such changes, any major areas in management’s judgment that have a significant effect upon the financial statements of the Corporation and any litigation or claim, including tax assessments, that could have a material effect upon the financial position or operating results of the Corporation.

16.
Review policies and procedures with respect to officers’ expense accounts and prerequisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditing department and the independent accountants.

17.
Establish, review and update periodically a Code of Conduct and a Code of Ethics for employees, officers and directors of the Corporation, as applicable, and ensure that management has established a system to enforce the Code of Conduct and the Code of Ethics.

18.	Review management’s monitoring of the Corporation’s compliance with the Corporation’s Code of Conduct and Code of Ethics.

19.
Review, with the Corporation’s counsel, any legal, tax or regulatory matter that may have a material impact on the Corporation’s financial statements, operations, related Corporation compliance policies, and programs and reports received from regulators.

20.	Consider questions of possible conflicts of interest of Board members and of the corporate officers and approve in advance all related party transactions.

21.	Provide advice on changes in Board compensation.

22.
Meet with the independent accountants, the internal auditing department and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

23.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

24.
Maintain, review and update the procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, as set forth in Annex A attached to this Charter.

25.	Implement, oversee, monitor and evaluate internal controls over financial reporting.

26.	Review and update this Charter periodically and recommend any proposed changes to the Board for approval, in accordance with the requirements of the 1934 Act and the Exchange Rules.

27.	Perform such other functions consistent with this Charter, the Corporation’s constating documents and governing law, as the Committee deems necessary or appropriate.

ANNEX A

PROCEDURES FOR THE SUBMISSION OF COMPLAINTS AND CONCERNS REGARDING
ACCOUNTING, INTERNAL ACCOUNTING CONTROLS OR AUDITING MATTERS

1.
Nexaira Wireless Inc. (the “Corporation”) has designated its Audit Committee of its Board of Directors (the “Committee”) to be responsible for administering these procedures for the receipt, retention, and treatment of complaints received by the Corporation or the Committee directly regarding accounting, internal controls, or auditing matters.

2.
Any employee of the Corporation may on a confidential and anonymous basis submit concerns regarding questionable accounting controls or auditing matters to the Committee by setting forth such concerns in a letter addressed directly to the Committee with a legend on the envelope such as “Confidential” or “To be opened by Committee only”. If an employee would like to discuss the matter directly with a member of the Committee, the employee should include a return telephone number in his or her submission to the Committee at which he or she can be contacted. All submissions by letter to the Committee can be sent to:

Nexaira Wireless Inc. c/o Audit Committee Attn: Chair Suite 1404 – 510 West Hastings Street Vancouver, British Columbia Canada V6B 1L8

3.	Any complaints received by the Corporation that are submitted as set forth herein will be forwarded directly to the Committee and will be treated as confidential if so indicated.

4.
At each meeting of the Committee, or any special meetings called by the Chair of the Committee, the members of the Committee will review and consider any complaints or concerns submitted by employees as set forth herein and take any action they deem necessary in order to respond thereto.

5.	All complaints and concerns submitted as set forth herein will be retained by the Committee for a period of seven (7) years.

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